Exhibit 99.1
First Niagara to Acquire $4.2 Billion in Deposits and 57 National City
Bank Branches in Western Pennsylvania
— Profitable and well-capitalized Upstate New York-based bank to use additional liquidity to expand commercial and consumer lending in new and existing markets —
— Workforces across both Western Pennsylvania and Upstate New York to be expanded with the addition of 200 jobs —
— Option to issue $150 million in stock and debt will maintain strong capital position —
LOCKPORT, N.Y., April 7, 2009 — First Niagara Financial Group, Inc. (NASDAQ: FNFG) has signed a definitive purchase agreement to acquire $4.2 billion of deposits and 57 Western Pennsylvania bank branches from National City Bank, a subsidiary of The PNC Financial Services Group, Inc., for a deposit premium of 1.3%. In addition to $3.2 billion in cash, First Niagara will also receive approximately $839 million of performing business and consumer loans.
This acquisition immediately provides Upstate New York-based First Niagara more than 400,000 customer accounts and the number-three deposit market share position in the combined Pittsburgh, Erie and Warren regions. Divestiture of these branches was a regulatory condition of PNC’s purchase of National City in December of 2008.
“This transaction enables us to strategically expand our franchise, leverage our strong financial position and enhance shareholder value,” First Niagara President and CEO John R. Koelmel said. “We are also very pleased to be able to retain 500 jobs in the Western Pennsylvania market and add upwards of 200 new jobs there and in Upstate New York during these very challenging economic times. We will provide the same high quality, personalized financial services to the communities served by these branches, just as we’re doing across Upstate New York. We’re excited to become an active lender in Western Pennsylvania and provide our new employees with continued career and growth opportunities.”

The acquisition, which is expected to close in September 2009, is anticipated to be accretive to earnings per share by approximately 20% in 2010. This transaction represents a continuation of the company’s growth strategy and is the latest in a series of acquisitions that First Niagara has undertaken over the past decade.
First Niagara anticipates that approximately 500 employees in Western Pennsylvania, most of whom work in the branches to be acquired, will join First Niagara. In addition, 50 to 75 new jobs will be created in and around Pittsburgh to support the newly acquired branches and lending teams. In addition, to support First Niagara’s new branch network in Pennsylvania, the company expects to add 100 to 125 positions in Upstate New York.
“The people of Western Pennsylvania and neighboring Upstate New York share common cultures and values, a tremendous work ethic and an unwavering commitment to their communities,” Koelmel said. “Given the similarities in the economic, demographic and competitive profiles of the regions, we believe First Niagara’s business model will succeed in our newest markets.”
Under a separate agreement with PNC and National City, First Niagara has the option to issue a combination of common stock and debt at closing in order to maintain its strong capital levels. Under terms of the agreement, the aggregate amount of stock and debt would not exceed $150 million, and the number of common shares would not exceed 6.8 million. For additional details and metrics associated with the transaction, visit www.fnfg.com.
The branch acquisition has received approvals from the parties’ boards of directors and remains subject to regulatory approval and other customary closing conditions.
First Niagara was advised by the investment banking firm of Goldman, Sachs & Co. as well as the law firm of Luse Gorman Pomerenk & Schick. PNC was advised by the investment banking firm of Sandler O’Neill and Partners and the law firm of Wachtell, Lipton, Rosen & Katz.
Investor Conference Call — An investor conference call will be held at 11:00 a.m. Eastern Time today to discuss this transaction. Those wishing to participate in the call may dial toll-free 1-877-709-8150. A replay of the call will be available for 14 days by dialing 1-877-660-6853, account number 240, ID number 319681. The investor presentation for this transaction can be accessed at First Niagara’s website www.fnfg.com.

Press Conference Call —First Niagara will host a press conference call at 1:00 p.m. Eastern Time today to discuss this transaction. Those wishing to participate in the call may dial toll-free 1-877-407-8289.
About First Niagara — First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $9.3 billion and deposits of $5.9 billion as of December 31, 2008. First Niagara Bank is a full-service, community-focused bank that provides financial services to individuals, families and businesses through 113 branches and four Regional Market Centers across Upstate New York. For more information, visit www.fnfg.com.
Forward-Looking Statements — This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.

First Niagara Officer Contacts
John R. Koelmel	President and Chief Executive Officer
Michael W. Harrington	Chief Financial Officer
Anthony M. Alessi	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com

Leslie G. Garrity	Corporate Communications Manager
(716) 316-1781
leslie.garrity@fnfg.com